UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2010

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Waverly Street

Cambridge, Massachusetts  02139

(Address of principal executive offices) (Zip Code)

(617) 444-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 28, 2010, we issued $400.0 million in aggregate principal amount of 3.35% convertible senior subordinated notes due 2015, or 2015 Notes.  In connection with the issuance of the 2015 Notes, we entered into the following agreements with U.S. Bank National Association, as trustee:

•                  a subordinated indenture; and

•                  the first supplemental indenture to the subordinated indenture.

The subordinated indenture and the first supplemental indenture are referred to collectively as the Indenture, and the 2015 Notes were issued pursuant to and are governed by the terms of the Indenture.  The 2015 Notes are our unsecured obligations and rank subordinated in right of payment to senior debt, equally with any senior subordinated debt and senior to any subordinated debt.  In addition, the 2015 Notes will rank junior in right to payment of our secured debt, to the extent of the value of the assets securing such debt, and to the debt and all other liabilities of our subsidiaries.  The Indenture does not prevent us or our subsidiaries from incurring additional senior debt or other obligations.

The 2015 Notes bear interest at the rate of 3.35% per annum, with interest payable on October 1 and April 1 of each year, beginning on April 1, 2011, and mature on October 1, 2015.  The 2015 Notes are convertible, at the option of the holder, at any time on or prior to the close of business on the second business day immediately preceding October 1, 2015, into shares of our common stock.  The conversion rate for the 2015 Notes is 20.4794 shares per $1,000 principal amount of 2015 Notes, subject to adjustment in certain circumstances as set forth in the Indenture.  The conversion rate for the 2015 Notes currently corresponds to a conversion price of approximately $48.83 per share of common stock.

Prior to October 1, 2013, if the closing price of our common stock has exceeded 130% of the then applicable conversion price for at least 20 trading days within a period of 30 consecutive trading days, we may redeem all or any portion of the 2015 Notes at a redemption price equal to 100% of the principal amount of the 2015 Notes to be redeemed.  If we elect to redeem the 2015 Notes prior to October 1, 2013, we will be obligated to make an additional payment, payable in cash or shares of our common stock, so that our total interest payments on the 2015 Notes being redeemed and such additional payment will correspond to three years of interest.  On or after October 1, 2013, we may, at our option, redeem all or any portion of the 2015 Notes at the redemption prices stated in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Holders may require us to repurchase all or any portion of their 2015 Notes upon the occurrence of certain fundamental changes of Vertex, as set forth in the Indenture, at 100% of the principal amount of the 2015 Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.  In addition, if certain fundamental changes occur, as described in the Indenture, we will pay a make-whole premium on 2015 Notes converted in connection with a fundamental change by increasing the conversion rate on such 2015 Notes. The amount of the make-whole premium, if any, will be based on our common stock price and the effective date of the fundamental change as set forth in the Indenture.

The Indenture contains customary terms and covenants that upon certain events of default occurring and continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the 2015 Notes then outstanding may declare the principal of the 2015 Notes and any accrued and unpaid interest thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization relating to us, the principal amount of the 2015 Notes together with any accrued and unpaid interest thereon shall automatically become and be immediately due and payable.

The subordinated indenture, the first supplemental indenture and form of 2015 Notes are filed as Exhibits 4.1, 4.2 and 4.3 to this Current Report on Form 8-K, respectively, and incorporated into this Item 1.01 of this Current Report on Form 8-K by reference.  The preceding summary of the Indenture and 2015 Notes is qualified in its entirety by the full text of the Indenture and form of 2015 Notes. We previously filed the form of the subordinated indenture as an exhibit to the Registration statement on Form S-3 that we filed on February 19, 2010.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 of this Current Report on Form 8-K by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Document

4.1	Subordinated Indenture, dated as of September 28, 2010, by and between Vertex Pharmaceuticals Incorporated and U.S. Bank National Association, as trustee.

4.2	First Supplemental Indenture, dated as of September 28, 2010, by and between Vertex Pharmaceuticals Incorporated and U.S. Bank National Association, as trustee.

4.3	Form of 3.35% Convertible Senior Subordinated Note due 2015.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of its opinion filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: September 29, 2010	/s/ Kenneth S. Boger
Kenneth S. Boger
Senior Vice President and General Counsel